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                                    ITEM 77D

                  POLICIES WITH RESPECT TO SECURITY INVESTMENTS

At the December 12, 2008 Board meeting, the Board of Trustees approved a revised options strategy for Polaris Global Value Fund to permit the fund 1) to hedge up to 90% of its assets by selling futures contracts, buying put options and writing call options, and 2) to raise the limit for the purchase of call options to 25% of the Fund's total assets. A supplement to the prospectus and statement of additional information was filed with SEC on January 27, 2009.